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Exhibit No. 12.

Questar Pipeline Company and Subsidiaries
Ratio of Earnings to Fixed Charges
(Unaudited)

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
                                             12 months ended June 30,
                                               2001          2000
                                             --------      --------
                                             (Dollars in Thousands)
Earnings

Income (loss) before income taxes            $ 43,951      ($12,985)
Plus debt expense                              16,808        18,342
Plus allowance for borrowed
   funds used during construction               3,296         2,796
Plus interest portion of rental expense           370           273
                                             --------      --------
                                             $ 64,425      $  8,426
                                             ========      ========
Fixed Charges
Debt expense                                 $ 16,808      $ 18,342
Plus allowance for borrowed
   funds used during construction               3,296         2,796
Plus interest portion of rental expense           370           273
                                             --------      --------
                                             $ 20,474      $ 21,411
                                             ========      ========
Ratio of Earnings to Fixed Charges               3.15          0.39

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